090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110521830-33
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/15/2011 10:30 AM
	Entity Number C8688-1985

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Environmental Safeguards, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I is deleted and replaced in it entirety with the following:

"The name of the Corporation shall be: One World Holdings, Inc."

Article IV is deleted and replaced in it entirety with the following:

See Attachment "A"

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 11,695,474 shares

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature], CEO

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment A

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the "Preferred Stock"), and 250,000,000 shares of common stock, par value $0.001 per share (hereinafter "Common Stock"). The Common Stock shall be nonassessable and shall not have cumulative voting rights.

(a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative; if made cumulative. The powers, preference and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors of this corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including but without limiting the generality of the foregoing, the following:

(i) the distinctive designation of, and the number of shares of Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(ii) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of this corporation, or on any series of Preferred Stock or of any other class or classes of stock of this corporation, and whether such dividends shall be cumulative or noncumulative.

(iii) the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of this corporation, or of any series of Preferred Stock or of any other class or classes of stock of this corporation, and the terms and conditions of such conversion or exchange;

(iv) whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(v) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of this corporation;

(vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series, and

(vii) the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the shareholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of this corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such condition as the Board may determine.

(b) Common Stock

(i) after the requirements with respect to preferential dividends on Preferred Stock (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article), if any, shall have been met and after this corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article) and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph (a) of this Article, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors;

(ii) after distribution in full of the preferential amount (fixed in accordance with the provisions of paragraph (a) of this Article), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of this Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each; and

(iii) no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of

the authorized capital stock of the Corporation of any class or series, or bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation or any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the board of directors to such persons, firms, corporation or association, whether such holders or others, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.